Exhibit 99.1

FOR RELEASE, Thursday, June 28, 2007 5:00 a.m. Pacific Daylight Time	For Further Information Contact: Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com Caroline Shaw, Media Contact (310) 231-4142 or cshaw@kbhome.com
KB HOME REPORTS SECOND QUARTER 2007 RESULTS
     Los Angeles, CA, June 28, 2007 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its second quarter ended May 31, 2007. Highlights include:
•	The Company entered into a binding share purchase agreement, as previously announced in May, to sell its entire 49% equity interest in its French subsidiary, Kaufman & Broad SA. The transaction is expected to close in the third quarter of 2007 and generate total gross proceeds of approximately $800 million. Accordingly, beginning with this report, the Company’s French operations are presented as discontinued operations and the financial results of prior periods have been reclassified to conform to this new presentation.

•	Revenues totaled $1.41 billion in the second quarter of 2007, down from $2.20 billion in the year-earlier quarter, due to a decline in housing revenues that was partly offset by an increase in land sale revenues. Housing revenues of $1.30 billion were down 41% from the prior year’s second quarter, the result of a 36% year-over-year decline in unit deliveries to 4,776 and an 8% year-over-year decrease in the average selling price to $271,600. Land sale revenues in the second quarter increased to $112.6 million, up from $11.5 million in the year-earlier quarter.

•	The Company reported a loss from continuing operations of $174.2 million or $2.26 per diluted share in the second quarter of 2007, largely due to a pretax, non-cash charge of $308.2 million related to inventory and joint venture impairments and the abandonment of land option contracts. In the second quarter of 2006, the Company generated income from continuing operations of $184.4 million or $2.20 per diluted share. The Company posted a net loss in the current quarter (including the French discontinued operations) of $148.7 million or $1.93 per diluted share, compared to net income of $205.4 million or $2.45 per diluted share generated in the year-earlier quarter.

•	For the six months ended May 31, 2007, revenues totaled $2.80 billion, down 31% from $4.08 billion in the six months ended May 31, 2006. Unit deliveries in the first six months of fiscal 2007 declined 28% year-over-year to 9,912, and the average selling price decreased 8% year-over-year to $269,400. For the current six-month period, the Company generated a loss from continuing operations of $163.5 million or $2.12 per diluted share, including a pretax, non-cash charge of $316.9 million for impairments and abandonments. In the same period a year ago, the Company reported income from continuing operations of $343.5 million or $4.04 per diluted share. The Company’s net loss in the first half of 2007 (including the French discontinued operations) totaled $121.1 million or $1.57 per diluted share, compared to net income of $378.8 million or $4.45 per diluted share in the first half of 2006.

•	Income from the French discontinued operations, net of taxes, totaled $25.5 million or $.33 per diluted share in the second quarter of 2007, compared with $21.0 million or $.25 per diluted share in the second quarter of 2006. For the six-month period ended May 31, 2007, income from the French discontinued operations, net of taxes, totaled $42.3 million or $.55 per diluted share, up from $35.2 million or $.41 per diluted share in the year-earlier period.

•	Backlog (excluding the French discontinued operations) totaled 13,672 units at May 31, 2007, representing potential future housing revenues of $3.74 billion, decreases of 35% and 39%, respectively, from 20,924 units and $6.12 billion in backlog value at May 31, 2006. Lower backlog units and value reflect the effects of several quarters of declining net orders and average selling prices, the latter largely due to competitive price reductions and changes in the Company’s product mix. Company-wide net orders (excluding the French discontinued operations) in the 2007 second quarter decreased 3% to 7,265 from 7,489 in the second quarter of 2006. Second quarter net orders in 2007 increased year-over-year in all but one of the Company’s four geographic regions.

•	On June 26, 2007, the Company announced that it would redeem all of its outstanding 9 1/2% senior subordinated notes due 2011 in the aggregate principal amount of $250 million. The redemption date is July 27, 2007 and the redemption price is 103.167% of the principal amount. Interest will cease to accrue as of the redemption date.
     “Our second quarter results reflect the current oversupply of new and resale housing inventory, a difficult situation compounded by aggressive competition and continued weak demand,” said Jeffrey Mezger, president and chief executive officer. “Housing affordability challenges and tighter credit conditions in the subprime and near-prime mortgage market have also exacerbated current market dynamics, keeping prospective buyers out of the market, slowing the absorption of excess supply and further delaying a housing market recovery. Pricing pressure intensified in many of our markets during the second quarter, compressing margins and requiring inventory impairment charges in certain of our communities. While we cannot predict when market conditions will improve, we remain committed to our operating disciplines, prudent fiscal decision-making and strategies that enhance our financial flexibility to navigate the current tough market environment.”

     Company-wide revenues (excluding the French discontinued operations) totaled $1.41 billion for the quarter ended May 31, 2007, a 36% decline from $2.20 billion for the quarter ended May 31, 2006, the result of lower revenues from homebuilding operations. Housing revenues of $1.30 billion in the 2007 second quarter declined 41% from $2.19 billion in the year-earlier period, on a 36% year-over-year decrease in unit deliveries to 4,776 from 7,402 and an 8% year-over-year decrease in the overall average selling price to $271,600 from $295,300. The Company’s construction business generated an operating loss of $263.0 million in the second quarter of 2007, a decrease of $556.5 million from operating income of $293.5 million in the second quarter of 2006, reflecting losses from both homebuilding operations and land sales. The Company’s 2007 second-quarter housing gross margin fell to -3.9% from 25.6% in the year-earlier period, largely the result of pretax, non-cash charges of $244.5 million for inventory impairments and land option contract abandonments during the quarter, and greater use of price concessions and sales incentives to meet competition. Excluding the non-cash charges, the Company’s second-quarter housing gross margin would have been 14.9%.
     The Company recorded a loss on land sales of $18.5 million in the second quarter of 2007, including $22.4 million of impairment charges related to future land sales. In addition, the Company’s equity in unconsolidated joint ventures generated a pretax loss in the current quarter reflecting an impairment charge of $41.3 million. The impairment and abandonment charges resulted from marked price reductions in housing markets across the country during the spring selling season. These market conditions also depressed land prices and led the Company to terminate projects that no longer met its internal investment standards. The difficult market conditions and non-cash charges resulted in a loss from continuing operations in the 2007 second quarter of $174.2 million or $2.26 per diluted share, compared to income from continuing operations of $184.4 million or $2.20 per diluted share in the year-earlier quarter.
     “In light of our industry’s deteriorating market conditions, we are carefully evaluating all of our capital investments and taking steps to further strengthen our balance sheet,” said Mezger. “Our business is generating substantial cash flows as a result of our balanced approach and the fiscally conservative strategies we are applying to land acquisition and development expenditures. We believe these efforts will enhance our financial position and provide sufficient resources to take advantage of the investment opportunities that are expected to arise as market conditions stabilize and eventually improve. The sale of our French construction business is consistent with our current strategic direction. The all-cash sale, if it closes as expected in July, will have an immediate, favorable impact on our balance sheet, enhance our liquidity and allow us to focus exclusively on the long-term growth prospects of our core U.S. homebuilding operations.”
     The Company’s homebuilding operations (excluding the French discontinued operations) generated 7,265 net orders in the second quarter of 2007, a decrease of 3% from 7,489 net orders in the year-earlier quarter. This result represents a substantial improvement from year-over-year net order decreases of 53%, 50% and 18% in the third and fourth quarters of 2006 and first quarter of 2007, respectively. The Company’s Southwest and Southeast regions posted double-digit year-over-year net order growth rates in the 2007 second quarter, and net orders in the West Coast region also increased from the year-earlier quarter. The second-quarter cancellation rate was 34%, essentially unchanged from the first quarter of 2007 and a substantial improvement from the 58% cancellation rate the Company experienced in the fourth quarter of 2006. Unit backlog at May 31, 2007 totaled 13,672 units compared to 20,924 units a year earlier. The Company’s backlog value decreased 39% to approximately $3.74 billion at May 31, 2007 from approximately $6.12 billion at May 31, 2006.
     “Year-over-year net order comparisons have shown improvement since the end of last year as we have adjusted our strategy in view of the difficult market conditions to drive inventory turns and generate cash,” said Mezger. “Our cancellation rate, which returned to a more historically normal level last quarter, continues to hold steady. Halfway into our year and at present backlog levels, we now expect to deliver between 22,000 and 23,500 homes in 2007, excluding our French operations. However, given current market conditions, we are not able to provide an earnings estimate for the year. If the sale of our French operations closes as expected, we anticipate that the associated gain will result in KB Home reporting positive earnings in both the 2007 second half and full year, despite the impairment charges taken in the first half.”
     During the six months ended May 31, 2007, the Company’s homebuilding operations (excluding the French discontinued operations) delivered 9,912 new homes, a 28% decrease from 13,845 homes delivered in the first half of 2006. Company-wide revenues (excluding the French discontinued operations) for the six months ended May 31, 2007 totaled $2.80 billion, down 31% from $4.08 billion in the six months ended May 31, 2006. The Company generated a loss from continuing operations of $163.5 million or $2.12 per diluted share in the first half of 2007, compared to income from continuing operations of $343.5 million or $4.04 per diluted share in the year-earlier six-month period.

The Conference Call on the Second Quarter 2007 earnings will be broadcast live TODAY at 9:00 a.m. Pacific Daylight Time, 12:00 p.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of America’s largest homebuilders. Headquartered in Los Angeles, the company has domestic operating divisions in 15 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” Kaufman & Broad S.A., a subsidiary publicly-traded on Euronext Paris, is one of the leading homebuilders in France. For more information about any of KB Home’s new home communities or complete mortgage services through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; changes in currency exchange rates (insofar as they affect our operations in France); weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option grant practices and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option grant practices; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Six Months and Three Months Ended May 31, 2007 and 2006
(In Thousands, Except Per Share Amounts)

	Six Months		Three Months
	2007	2006 (a)	2007	2006 (a)
Total revenues	$2,802,046	$4,084,546	$1,413,208	$2,202,275

Construction:
Revenues	$2,794,635	$4,075,362	$1,409,986	$2,197,417
Costs and expenses	(3,054,491)	(3,536,709)	(1,672,990)	(1,903,885)

Operating income (loss)	(259,856)	538,653	(263,004)	293,532

Interest income	10,268	2,015	5,600	1,009
Interest expense, net of amounts capitalized	—	(13,337)	—	(9,157)
Equity in pretax loss of unconsolidated joint ventures	(41,700)	(1,198)	(39,495)	(2,740)

Construction pretax income (loss)	(291,288)	526,133	(296,899)	282,644

Financial services:
Revenues	7,411	9,184	3,222	4,858
Expenses	(2,411)	(3,237)	(1,071)	(1,490)
Equity in pretax income of unconsolidated joint venture	10,191	3,867	3,396	2,717

Financial services pretax income	15,191	9,814	5,547	6,085

Income (loss) from continuing operations before income taxes	(276,097)	535,947	(291,352)	288,729

Income tax benefit (expense)	112,600	(192,400)	117,200	(104,300)

Income (loss) from continuing operations	(163,497)	343,547	(174,152)	184,429

Income from discontinued operations, net of income taxes	42,348	35,232	25,466	21,016

Net income (loss)	$(121,149)	$378,779	$(148,686)	$205,445

Basic earnings (loss) per share
Continuing operations	$(2.12)	$4.28	$(2.26)	$2.33
Discontinued operations	0.55	0.44	0.33	0.26

Basic earnings (loss) per share	$(1.57)	$4.72	$(1.93)	$2.59

Diluted earnings (loss) per share
Continuing operations	$(2.12)	$4.04	$(2.26)	$2.20
Discontinued operations	0.55	0.41	0.33	0.25

Diluted earnings (loss) per share	$(1.57)	$4.45	$(1.93)	$2.45

Basic average shares outstanding	77,046	80,268	77,102	79,522

Diluted average shares outstanding	77,046	85,112	77,102	83,978

(a)	Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	May 31,	November 30,
	2007	2006 (a)
Assets

Construction:
Cash and cash equivalents	$272,088	$550,487
Receivables	235,274	224,077
Inventories	5,238,312	5,751,643
Investments in unconsolidated joint ventures	379,334	381,242
Deferred income taxes	548,440	430,806
Goodwill	177,333	177,333
Other assets	159,325	160,197

	7,010,106	7,675,785

Financial services	34,269	44,024

Assets of discontinued operations	1,570,084	1,394,375

Total assets	$8,614,459	$9,114,184

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$399,022	$476,689
Accrued expenses and other liabilities	1,273,373	1,600,617
Mortgages and notes payable	2,811,932	2,920,334

	4,484,327	4,997,640

Financial services	28,500	26,276

Liabilities of discontinued operations	1,322,981	1,167,520

Stockholders’ equity	2,778,651	2,922,748

Total liabilities and stockholders’ equity	$8,614,459	$9,114,184

(a)	Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2007 and 2006
(In Thousands)

	Six Months		Three Months
	2007	2006	2007	2006
Construction revenues:

Housing	$2,670,624	$4,061,972	$1,297,366	$2,185,917
Land	124,011	13,390	112,620	11,500

Total	$2,794,635	$4,075,362	$1,409,986	$2,197,417

	Six Months		Three Months
	2007	2006	2007	2006
Costs and expenses:

Construction and land costs
Housing	$2,508,766	$3,019,194	$1,348,306	$1,625,550
Land	146,918	12,516	131,099	10,781

Subtotal	2,655,684	3,031,710	1,479,405	1,636,331
Selling, general and administrative expenses	398,807	504,999	193,585	267,554

Total	$3,054,491	$3,536,709	$1,672,990	$1,903,885

	Six Months		Three Months
	2007	2006	2007	2006
Interest expense:

Interest incurred	$102,889	$100,905	$51,340	$55,359
Interest capitalized	(102,889)	(87,568)	(51,340)	(46,202)

Interest expense	$—	$13,337	$—	$9,157

	Six Months		Three Months
	2007	2006	2007	2006
Other information:

Depreciation and amortization	$10,334	$10,418	$4,838	$4,892
Amortization of previously capitalized interest	53,598	51,732	27,825	28,951

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2007 and 2006

	Six Months		Three Months
	2007	2006	2007	2006
Average sales price:

West Coast	$470,800	$494,000	$471,600	$500,900
Southwest	273,500	321,600	264,100	321,600
Central	166,300	159,900	171,800	161,900
Southeast	235,900	245,300	233,300	250,900

Total	$269,400	$293,400	$271,600	$295,300

	Six Months		Three Months
	2007	2006	2007	2006
Unit deliveries:

West Coast	1,845	3,025	950	1,579
Southwest	2,246	3,365	1,061	1,813
Central	2,663	4,018	1,236	2,183
Southeast	3,158	3,437	1,529	1,827

Total	9,912	13,845	4,776	7,402

Unconsolidated joint ventures:	19	—	11	—

	Six Months		Three Months
	2007	2006	2007	2006
Net orders:

West Coast	3,140	3,027	1,673	1,628
Southwest	2,545	2,731	1,437	1,239
Central	3,236	5,018	1,903	2,723
Southeast	4,088	3,753	2,252	1,899

Total	13,009	14,529	7,265	7,489

Unconsolidated joint ventures:	194	—	109	—

	May 31, 2007		May 31, 2006
	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data: (Dollars in thousands)
West Coast	2,910	$1,357,973	4,256	$2,200,413
Southwest	2,829	733,211	4,794	1,473,792
Central	3,628	633,775	5,945	947,562
Southeast	4,305	1,012,098	5,929	1,499,091

Total	13,672	$3,737,057	20,924	$6,120,858

Unconsolidated joint ventures:	229	$84,773	—	$—